SETTLEMENT AGREEMENT
                              --------------------

                                    PREAMBLE
                                    --------

         In consideration of the covenants, agreements and mutual releases set forth below, ILM Senior Living, Inc. (formerly PaineWebber Independent Living Mortgage Fund, Inc.), ILM II Senior Living, Inc. (formerly PaineWebber Independent Living Mortgage Inc. II), ILM Holding, Inc., ILM II Holding, Inc., ILM I Lease Corporation, ILM II Lease Corporation, Capital Senior Living, Inc., Capital Senior Management 2, Inc., Capital Senior Living Corporation, Lawrence
A. Cohen, Jeffrey L. Beck and James A. Stroud (collectively "the ILM/Capital parties") on the one hand, and Angeles Housing Concepts, Inc. ("AHC"), Paul G. Corrigan, Anthony Kretzmer, Craig A. Reinmuth, William E. Tuthill and Susan Tuthill (collectively, "the AHC parties") on the other, hereby agree to resolve fully the disputes between them, including, but not limited to, the issues in the following actions: (1) ILM Holding, Inc., ILM II Holding, Inc., ILM I Lease Corporation and ILM II Lease Corporation vs. Angeles Housing Concepts, Inc., filed on July 29, 1996 in the United States District Court for the Eastern District of Virginia as Civil Action No. 3:96CV623 (the "Virginia action"); and
(2) Angeles Housing Concepts, Inc. vs. Capital Senior Living, Inc., Capital Senior Management 2, Inc., Lawrence A. Cohen, Jeffrey L. Beck, James A. Stroud, Capital Senior Living Corporation and Does 1 through 50, inclusive, filed on February 4, 1997 in the Superior Court for the State of California for the County of Los Angeles, as Case No. BC 165455 and now pending in the United States District Court for the Central District of California as Case No. 97-1412-CM (McX) (the "California action").



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                              TERMS AND CONDITIONS
                              --------------------

         The parties agree as follows:

         1. Dismissal of All Actions: Subject to the provisions of Paragraph 2 below, within ten (10) days of execution of this Settlement Agreement by all parties, ILM Holding, Inc., ILM II Holding, Inc., ILM Lease Corporation and ILM II Lease Corporation shall cause to be filed a Request for Dismissal with Prejudice of the Virginia action and Angeles Housing Concepts, Inc. shall cause to be filed Requests for Dismissal with Prejudice of the California action and of its Counterclaim in the Virginia action. In addition, the ILM/Capital parties and each of the AHC parties shall dismiss with prejudice any actions other than the Virginia and California actions that they or any affiliated person or entity may have filed against the other or its affiliated persons or entities. The dismissals shall provide that each party is to bear its or his own attorneys' fees and costs.

         2. Payment of the Settlement Amount: Within ten (10) days of execution of this Settlement Agreement by all parties, and concurrently with the filing of dismissals required by Paragraph 1, the ILM/Capital parties shall pay to Angeles Housing Concepts, Inc. the sum of Two Million Two Hundred Fifty Thousand Dollars ($2,250,000.00) (the "Settlement Amount") in the form of three certified checks or cashier's checks as follows: (a) one check shall be made payable to "Richard
F. Ready, Esq. in trust for the benefit of Anthony Kretzmer, Craig Reinmuth, and Paul Corrigan" in the amount of Four Hundred and Ten Thousand Dollars ($410,000.00), and delivered to Stanton & Ready, 1185 Washington Street, Suite #6, West Newton, Massachusetts 02165-0218; and (b) two checks shall be made payable to "Resch Polster Alpert & Berger LLP Client Trust Account for the benefit of Angeles Housing Concepts, Inc. and William E. Tuthill" in the total amount of One Million Eight Hundred and Forty Thousand


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Dollars ($1,840,000.00), and delivered to the offices of Resch Polster Alpert &
Berger LLP. The date upon which these payments are made are referred to as the "Closing Date."

         3. Disclosure and Immediate Transfer of Voting Rights: On the Closing Date, each of the AHC parties shall transmit to the ILM/Capital parties: (1) the names, addresses and telephone numbers of all persons or entities under their control, any minor children in their custody and any spouses or parents, who own or control any voting securities in the ILM/Capital parties, and the nature and amount of such interest; and (2) an irrevocable comprehensive proxy, effective through December 31, 2014, in a form prepared on behalf of the ILM/Capital parties, with respect to any and all voting securities in the ILM/Capital parties they control or that are controlled by any person or entity under their control, any minor children in their custody or any spouses or parents; provided, however, that with respect to any voting securities sold or transferred by any of the AHC parties to an unaffiliated third party, such irrevocable comprehensive proxy shall terminate automatically and shall be of no further force or effect as of the date of any such sale.

         4. Representation of Authority: By their assent to this Settlement Agreement, each of the AHC parties represents and warrants that he has authority from persons or entities under his control, all minor children in his custody and all spouses and parents to enter into this Settlement Agreement and to perform the acts described herein.

         5. Standstill agreement: Each of the AHC parties represents and agrees that he will not, until after December 31, 2014:

                  (a) acquire, announce an intention to acquire, offer or propose to acquire, or agree to acquire, directly or indirectly, by purchase or otherwise, beneficial ownership of any voting securities of the ILM/Capital parties, or direct or indirect rights to options to


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         acquire (through purchase, exchange, conversion or otherwise) any voting securities of the ILM/Capital parties;

                  (b) make, or in any way participate, directly or indirectly, in any "solicitation" of "proxies" (as such terms are defined in Rule 14a-1 under the Securities Exchange Act of 1934, as amended (the "1934 Act")) to vote any voting securities of the ILM/Capital parties, seek to advise, encourage or influence any person or entity with respect to the voting of any voting securities of the ILM/Capital parties, initiate or propose any shareholder proposal or induce or attempt to induce any other person to initiate any shareholder proposal;

                  (c) make any statement or proposal, whether written or oral, to the Boards of Directors of the ILM/Capital parties, or to any director, officer or agent of the ILM/Capital parties, or make any public announcement or proposal whatsoever with respect to a merger or other business combination, sale or transfer of assets, recapitalization, dividend, share repurchase, liquidation or other extraordinary corporate transaction with the ILM/Capital parties or any other transaction which could result in a change of control, or solicit any other person to make any such statement or proposal;

                  (d) form, join or in any way participate in a "group" (within the meaning of Section 13(d)(3) of the 1934 Act) with respect to any securities of the ILM/Capital parties;

                  (e) deposit any voting securities of the ILM/Capital parties into a voting trust or subject any voting securities to any arrangement or agreement with respect to the voting of any voting securities other than this Settlement Agreement, or enter into any agreement with any trust or charitable trust or charitable foundation to which any shares


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         owned by the AHC parties, their agents, employees, minor children in their custody, spouses and parents are transferred that fails to comply with the provisions of this Settlement Agreement;

                  (f) execute any written consent with respect to the ILM/Capital parties, except in accordance with this Settlement Agreement;

                  (g) otherwise act, alone or in concert with others, to seek to exercise any control over the management, Boards of Directors or policies of the ILM/Capital parties;

                  (h) make a public request to the ILM/Capital parties (or to their directors, officers, shareholders, employees or agents) to amend or waive any provisions of this Settlement Agreement, the Certificates of Incorporation or By-Laws of the ILM/Capital parties, including without limitation any public request to permit the AHC parties or any other person to take any action in respect of the matters referred to in this Paragraph;

                  (i) take any action, and/or disclose any intention, plan or arrangement, inconsistent with the foregoing; or

                  (j) participate, directly or indirectly, in any litigation against the ILM/Capital parties, or any of their directors, officers, shareholders, managers, employees or agents. Notwithstanding any other legal or equitable remedies that may be available, it is expressly agreed among the parties that the provisions of this paragraph may be enforced through an injunction entered by any court of competent jurisdiction and that a violation of this paragraph will cause immediate and irreparable harm to the ILM/Capital parties. Nothing contained in this paragraph shall be deemed to limit the right of any of the AHC parties to sell or otherwise transfer the voting securities of the ILM/Capital parties. Nothing contained in this paragraph shall be deemed to preclude, or constitute an agreement to preclude, any party from giving


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         testimony under oath pursuant to a lawful subpoena, or to limit any factual statements or disclosures that are required to be made by any party under applicable legal or accounting principles. Subject to the execution of an irrevocable comprehensive proxy by Anthony Kretzmer as contemplated by the terms of paragraph 3 above, nothing contained in this paragraph shall be deemed to preclude, or constitute an agreement to preclude, the transfer to Anthony Kretzmer of 763.14 shares in ILM Senior Living, Inc. and 1,119.24 shares in ILM II Senior Living, Inc., legal title to which is now owned or controlled by William E. Tuthill or Susan Tuthill.

         6. Non-Disparagement and Non-Instigation: Each of the AHC parties and the ILM/Capital parties represent, warrant and covenant as follows:

                  (a) that they will not in any way publicly or privately disparage the reputation of the other, or any individuals or entities with which the other is affiliated, by allegations of fraud, misconduct, breach of duty, conflict of interest, self-dealing or negligence, or otherwise cast each other in any negative light;

                  (b) they will not initiate, incite, aid or encourage, directly, indirectly, derivatively or otherwise, any legal claims against the other, or against any individuals or entities with which the other is affiliated; and

                  (c) they will not instigate, encourage or incite any action, prosecution, investigation, inquiry or other proceeding by any official, agency or regulatory body except as mandated by law. In the event any party believes any action described herein is mandated by law, such party shall provide the other relevant parties with no fewer than thirty (30) days' written notice in advance of such action. All parties represent that as of the Closing Date they are aware of no action mandated by law to be taken.


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Nothing contained in this paragraph shall be deemed to preclude, or constitute an agreement to preclude, any party from giving testimony under oath pursuant to a lawful subpoena, or to limit any factual statements or disclosures that are required to be made by any party under applicable legal or accounting principles.

         7. Release by the AHC parties: Except for such rights and obligations as are created by this Settlement Agreement and the ownership rights in voting securities retained by any of the AHC parties or their family members pursuant to this agreement, each of the AHC parties, for themselves, their parent companies, subsidiaries, affiliates, family members, assigns and heirs, fully release and discharge the ILM/Capital parties, as well as their parent companies, subsidiaries, affiliates, shareholders, directors, officers, agents, employees, advisors, insurers, attorneys, assigns and heirs, from any and all claims, demands, losses, costs, expenses, attorneys' fees, actions, causes of action or other liabilities relating in any way to the prior dealings among the parties, or any of them, including specifically, but without limitation, the acts and transactions involved in the Virginia action and the California action. Notwithstanding the foregoing, this release specifically excludes from its scope any release of PaineWebber Incorporated, PaineWebber Properties, Inc. or any other PaineWebber entity (which claims are included among those assigned to the ILM parties under Paragraph 10). Nothing herein shall constitute a waiver or release by AHC of any right to indemnity that otherwise would exist with respect to claims, demands and/or causes of action asserted by employees or third parties arising out of AHC's prior management of ILM facilities, provided that the existence of any such claim, demand and/or cause of action is unknown to AHC as of the date of this Agreement.

         8. Release by the ILM/Capital Parties: Except for such rights and obligations as are created by this Settlement Agreement, each of the ILM/Capital parties, for themselves, their


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parent companies, subsidiaries, affiliates, family members, assigns and heirs, fully release and discharge each of the AHC parties, their parent companies, subsidiaries, affiliates, shareholders, directors, officers, agents, employees, advisors, insurers, attorneys, family members, assigns and heirs, from any and all claims, demands, losses, costs, expenses, attorneys' fees, actions, causes of action or other liabilities relating in any way to the prior dealings among the parties, or any of them, including specifically, but without limitation, the acts and transactions involved in the Virginia action and the California action. Notwithstanding the foregoing, this release specifically excludes from its scope any release of PaineWebber Incorporated, PaineWebber Properties, Inc. or any other PaineWebber entity.

         9. Waiver Under California Civil Code ss. 1542: Within the scope of the releases provided herein, the releases constitute a waiver by each of the parties of any and all rights under ss. 1542 of the Civil Code of California, which provides "[a] general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor." Each of the AHC parties and each of the ILM/Capital parties acknowledge that each may have sustained damages, losses, costs or expenses that are presently unknown or unsuspected and that such damages, losses, costs or expenses as may have been sustained may give rise to additional damages, losses, costs or expenses in the future. Nevertheless, each of the AHC parties and each of the ILM/Capital parties acknowledge that this Settlement Agreement has been negotiated and agreed upon in light of this situation and expressly waive any and all rights which each may have under Section 1542 of the California Civil Code, or any other state or federal statute or common law principle of similar effect.


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         10. Assignment by the AHC Parties of Claims Against Third Parties: Each
of the AHC parties hereby assigns to the ILM parties all claims, demands, debts, liabilities, obligations, accounts, reckonings, costs, expenses, liens, actions or cause of action ("Claims") that may exist in favor of the AHC parties against any third party, including but not limited to, PaineWebber, Inc. and PaineWebber Properties Inc., arising from AHC's former business relationship with the ILM entities. Each of the ILM parties acknowledge that none of the AHC parties, has made any representation to any of the ILM parties that any Claims exist and that this assignment is made by each of the AHC parties solely because such assignment was demanded by the ILM parties in connection with this Settlement Agreement. The ILM parties shall prosecute such Claims, if at all, in their own name as assignees. The AHC parties agree to tender, on the Closing Date, a separate assignment instrument that is consistent with this paragraph, in a form prepared by counsel for the ILM parties. Nothing herein shall be construed to constitute an assignment of any Claims held by Paul Corrigan against PaineWebber Properties, Inc. or PaineWebber Incorporated (collectively, "PW") arising out of Paul Corrigan's former employment by PW. Nor shall anything herein be construed to prohibit the ILMs from bringing an action of any nature against PW.

         11. No Admission of Liability: This Settlement Agreement constitutes a compromise of vigorously disputed claims and does not constitute and shall not be construed as an admission of liability by any of the parties hereto. The parties hereto specifically state that they entered into this Settlement Agreement solely to avoid the burden and expense of further litigation, and for the mutual covenants, releases and agreements contained herein.

         12. No Previous Assignments: Each of the parties represent and warrant to one another that none of them has heretofore assigned or transferred or purported to assign or transfer


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to any person or entity any claim, demand, debt, liability, obligation, account, reckoning, cost, expense, lien, action or cause of action or any part or portion thereof released herein.

         13. No Actions Brought: Each of the AHC parties covenants and agrees never to commence, prosecute or cause to be commenced or prosecuted, any action or other proceeding against the ILM/Capital parties based upon any claims, demands and causes of action which are the subject of this Settlement Agreement. Each of the AHC parties who has brought, assisted, or prosecuted any action or proceeding contrary to the provisions of this Settlement Agreement agrees to indemnify and to hold the ILM/Capital parties harmless from and against any and all claims, including court costs and attorneys' fees, from or in connection therewith.

         14. No Future Assignments: Each of the parties, on their own behalf and on behalf of each of their respective or collective heirs, trustees, employees, agents, partners, subsidiaries, affiliates, officers, directors, shareholders, representatives, licensees, predecessors, successors, assigns, attorneys and insurers, represent and warrant that they have not heretofore assigned, transferred or hypothecated or set over to any person or entity any interest in any claims that are subject to this Settlement Agreement, and covenant that they shall not assign, transfer or hypothecate or set over to any person or entity any interest in any of the claims that are subject to this Settlement Agreement.

         15. Return of Confidential Documents: All documents marked "Confidential" and produced during the course of the California action and the Virginia action under protective orders entered during both actions, and all documents derived from such documents, shall be returned to the party that produced the documents within 30 days after the Closing Date, accompanied by a declaration signed under penalty of perjury, attesting to the thoroughness of


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the respective party's search for such documents and to the completeness of the return of all documents found as the result of this search.

         16. Integrated Agreement: The terms of this Settlement Agreement are the final expression of the agreement between the ILM/Capital parties, on the one hand, and each of the AHC parties, on the other, with respect to the subject matter hereof and may not be contradicted by evidence of any prior or contemporaneous agreement. The parties further intend that this Settlement Agreement shall constitute the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative or other legal proceeding involving this Settlement Agreement.

         17. Resolution of Disputes: Any dispute between one or more parties relating to this Settlement Agreement shall be subject to binding arbitration through the offices and under the rules of the American Arbitration Association in Chicago, Illinois.

         18. Attorneys' Fees. In the event a dispute between the parties arises in connection with this Settlement Agreement, the prevailing party in said dispute shall be entitled to collect from the other party reasonable attorneys' fees and expenses incurred in connection with such dispute.

         19. Understanding and Voluntariness of Agreement: Each of the parties to this Settlement Agreement declares that he knows and understands the contents of this agreement and that the Settlement Agreement has been reviewed by counsel of his choice. The parties declare that they have executed this Agreement voluntarily and that they understand that no party can proceed against any other party hereto with respect to or on account of any claims or matters released hereby. Each party has had the opportunity to consult with counsel in connection with


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this Settlement Agreement, and to investigate the claims alleged in the Virginia action and in the California action.

         20. Successors and Assigns: The parties agree that this Agreement shall be binding upon their respective successors and assigns, and shall inure to the benefit of their successors, assigns, parents, subsidiaries, affiliates, segments or divisions thereof, directors (present or former), officers (present or former), employees, representatives and agents.

         21. Severability, Integration and Modification: This Settlement Agreement constitutes the entire agreement of the ILM/Capital parties, on the one hand, and the AHC parties, on the other, and shall supersede all prior and contemporaneous negotiations, representations, agreements and understandings. In the event one or more provisions of this Settlement Agreement is held to be unenforceable, illegal or invalid in any respect, the enforceability, legality or validity of the remaining provisions shall not be affected thereby. This Settlement Agreement may be modified only by a subsequent agreement in writing among all parties.

         22. Warranty of Authority: Each individual signing this Agreement expressly warrants to the other party that he is fully authorized to sign this Agreement and bind the corporation and all individuals and/or entities on whose behalf he signs to all the terms of this Agreement.

         23. Modifications: No modification of, or amendment to, the Settlement Agreement shall be valid unless it is in writing and signed by the party or parties to be charged.

         24. California Law: This Settlement Agreement has been negotiated and entered into in the State of California, and shall be governed by, construed and enforced in accordance with the laws of the state of California, except that:
(a) conflicts of laws principles recognized under


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California law shall not be applied; and (b) to the extent this Agreement implicates internal corporate governance of the ILM entities (including, but not limited to, the form and effect of proxies provided under Paragraph 3) that are subject to Virginia law, Virginia law shall continue to control such matters.

         25. Number/Gender: Whenever the singular number is used herein and when required by the context, the same shall include the plural, and the masculine, feminine, and neuter genders shall each include the others, and the word "person" shall include corporation, partnership, joint venture, association, trust, estate, or other entity.

         26. Facsimile Transmittal: A facsimile transmittal of this Settlement Agreement shall be deemed to be an original document.

         27. Execution in Counterparts: This Settlement Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one document.

         IN WITNESS WHEREOF each of the parties hereto has executed this Agreement.


                                             ILM SENIOR LIVING, INC.

DATED: _______ __, 1998.                     By:
                                                 -----------------------------
                                                      Its:


                                             ILM II SENIOR LIVING, INC.

DATED: _______ __, 1998.                     By:
                                                 -----------------------------
                                                      Its:


                                             ILM HOLDING, INC.

DATED: ________ __, 1998.                    By:
                                                 -----------------------------
                                                      Its:   Director


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                                             ILM HOLDING II, INC.

DATED: ________ __, 1998.                    By:
                                                 -----------------------------
                                                      Its:   Director


                                             ILM I LEASE CORPORATION

DATED: ________ __, 1998.                    By:
                                                 -----------------------------
                                                      Its:


                                             ILM II LEASE CORPORATION

DATED: ________ __, 1998.                    By:
                                                 -----------------------------
                                                      Its:


                                             CAPITAL SENIOR LIVING, INC.

DATED: ________ __, 1998.                    By:
                                                 -----------------------------
                                                      Its:


                                             CAPITAL SENIOR MANAGEMENT 2 INC.

DATED: ________ __, 1998.                    By:
                                                 -----------------------------
                                                      Its:


                                             CAPITAL SENIOR LIVING CORPORATION

DATED: ________ __, 1998.                    By:
                                                 -----------------------------
                                                      Its:


DATED: ________ __, 1998.                    ---------------------------------
                                                      LAWRENCE A. COHEN


DATED: ________ __, 1998.                    ---------------------------------
                                                      JEFFREY L. BECK


DATED: ________ __, 1998.                    ---------------------------------
                                                      JAMES A. STROUD



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                                             ANGELES HOUSING CONCEPTS, INC.


DATED: ________ __, 1998.                    By:
                                                 -----------------------------
                                                      Its:


DATED: ________ __, 1998.                    ---------------------------------
                                                      PAUL G. CORRIGAN


DATED: ________ __, 1998.                    ---------------------------------
                                                      ANTHONY KRETZMER


DATED: ________ __, 1998.                    ---------------------------------
                                                      CRAIG A. REINMUTH


DATED: ________ __, 1998.                    ---------------------------------
                                                      WILLIAM E. TUTHILL


DATED: ________ __, 1998.                    ---------------------------------
                                                      SUSAN TUTHILL



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